Exhibit 99.1

Press Release

BayCom Corp Reports 2025 Second Quarter Earnings of $6.4 Million

WALNUT CREEK, CA, July 17, 2025--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $6.4 million, or $0.58 per diluted common share, for the second quarter of 2025, compared to earnings of $5.7 million, or $0.51 per diluted common share, for the first quarter of 2025 and $5.6 million, or $0.50 per diluted common share, for the second quarter of 2024.

Net income for the second quarter of 2025 increased $662,000, or 11.6%, compared to the first quarter of 2025.  This increase was primarily the result of a $439,000 decrease in provision for credit losses, a $280,000 increase in net interest income, a $235,000 decrease in noninterest expense, and a $73,000 increase in noninterest income, partially offset by a $365,000 increase in provision for income taxes. Compared to the second quarter of 2024, net income for the second quarter of 2025 increased $764,000, or 13.6%, primarily as a result of an $865,000 increase in net interest income, a $258,000 decrease in noninterest expense, and a $30,000 increase in noninterest income, partially offset by a $357,000 increase in provision for income taxes and a $32,000 increase in provision for credit losses.

Net income for the six months ended June 30, 2025 increased $589,000, or 5.1%, compared to the same period in 2024 primarily as a result of a $1.4 million increase in net interest income and a $340,000 decrease in noninterest expense, partially offset by a $592,000 decrease in noninterest income, a $422,000 increase in provision for credit losses, and a $75,000 increase in provision for income taxes.

George Guarini, President and Chief Executive Officer, commented, “Our financial results for the second quarter of 2025 continued a positive trend, supported by new lending activity and deposit growth. In addition, our key financial metrics remain strong and show continued improvement. Overall, our financial condition remains resilient, and we have not observed any signs of systemic credit weakness.”

Looking ahead, Guarini expressed cautious optimism, stating, "We recognize the potential for economic conditions to deteriorate. In response, we remain focused on managing operating expenses, maintaining strong credit discipline, and closely monitoring the quality of our new loan originations.”

He concluded, “We remain committed to the strategic repurchase of shares and the payment of cash dividends, reinforcing our dedication to delivering long-term value to both our clients and shareholders.”

Second Quarter Performance Highlights:

●	Annualized net interest margin was 3.77% for the current quarter, compared to 3.83% for the preceding quarter and 3.69% for the same quarter a year ago.
●	Annualized return on average assets was 0.98% for current quarter, compared to 0.89% for the preceding quarter and 0.87% for the same quarter a year ago.
●	Total assets remained steady at $2.6 billion at June 30, 2025, March 31, 2025 and June 30, 2024.
●	Loans, net of deferred fees, totaled $2.0 billion at both June 30, 2025 and March 31, 2025, and $1.9 billion at June 30, 2024.
●	Nonperforming loans totaled $16.4 million or 0.82% of total loans, at June 30, 2025, compared to $10.0 million or 0.51% of total loans, at March 31, 2025, and $16.1 million, or 0.87% of total loans, at June 30, 2024.

●	The allowance for credit losses for loans totaled $18.7 million, or 0.93% of total loans outstanding, at June 30, 2025, compared to $18.5 million, or 0.94% of total loans outstanding, at March 31, 2025, and $19.0 million, or 1.02% of total loans outstanding, at June 30, 2024.
●	A $203,000 provision for credit losses was recorded during the current quarter, compared to a $642,000 provision for credit losses in the prior quarter and a $171,000 provision for credit losses in the same quarter a year ago.
●	Deposits totaled $2.2 billion at June 30, 2025, compared to $2.1 billion at March 31, 2025 and $2.2 billion at June 30, 2024. At June 30, 2025, noninterest-bearing deposits totaled $616.1 million, or 28.2% of total deposits, compared to $589.5 million, or 27.7% of total deposits, at March 31, 2025, and $618.6 million, or 28.4% of total deposits, at June 30, 2024.
●	The Company repurchased 148,450 shares of common stock at an average cost of $25.88 per share during the second quarter of 2025, compared to 50,793 shares of common stock repurchased at an average cost of $25.82 per share during the first quarter of 2025, and 204,794 shares of common stock repurchased at an average cost of $20.17 per share during the second quarter of 2024.
●	On May 21, 2025, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.20 per share, which was paid on July 10, 2025 to shareholders of record as of June 12, 2025.
●	The Bank remained a “well-capitalized” institution for regulatory capital purposes at June 30, 2025.

Earnings

Net interest income increased $280,000, or 1.2%, to $23.2 million for the second quarter of 2025 from $22.9 million for the prior quarter, and increased $865,000, or 3.9%, from $22.3 million for the same quarter a year ago. The increase from the prior quarter was primarily driven by an increase in interest income on loans, including fees, and to a lesser extent an increase in interest income on fed funds sold and interest-bearing balances in banks. These increases were partially offset by an increase in interest expense on deposits and a decrease in interest income on investment securities.

The increase in net interest income compared to the same quarter in 2024 primarily reflects increases in interest income on loans and investment securities. These increases were partially offset by a decrease in interest income on fed funds sold and interest-bearing balances in banks, as well as higher interest expense on deposits. Average interest-earning assets increased $38.6 million, or 1.6%, compared to the first quarter of 2025, and $33.7 million, or 1.4%, compared to the second quarter of 2024.

The average yield earned (annualized) on interest earning assets for the second quarter of 2025 was 5.45%, down from 5.46% for the first quarter of 2025 and up from 5.37% for the second quarter of 2024. The decrease from the prior quarter reflects decreased yield on interest-bearing balances in banks. This increase from the second quarter of 2024 reflects the repricing of adjustable-rate loans and securities to higher rates, as well as the origination of new loans at higher rates. The average rate paid (annualized) on interest-bearing liabilities increased to 2.54% for the second quarter of 2025, compared to 2.49% for the prior quarter, and was unchanged from 2.54% for the second quarter of 2024. The increase in liability costs was due to higher cost of premium money market interest-bearing deposits during the second quarter of 2025 as compared to the first quarter of 2025. As interest-bearing liabilities tend to have shorter durations, they generally reprice or reset faster than interest-earning assets.

Interest income on loans, including fees, increased $813,000, or 3.0%, to $28.0 million for the three months ended June 30, 2025 from $27.1 million for the prior quarter, due to a $39.5 million increase in the average balance of loans, partially offset by a one basis point decrease in the average loan yield. Interest income on loans, including fees, increased $2.9 million, or 11.8%, for the three months ended June 30, 2025 from $25.0 million for three months ended June 30, 2024, due to a $133.4 million increase in the average balance of loans and a 22 basis point increase in the average loan yield. The average balance of loans was $2.0 billion for the second and first quarters of 2025, compared to $1.9 billion for the second quarter of 2024. The average yield on loans was 5.63% for the second quarter of 2025, compared to 5.64% for the first quarter of 2025 and 5.41% for the second quarter of 2024.

Interest income on loans included $110,000 in accretion of the net discount on acquired loans for the three months ended June 30, 2025, compared to $215,000 and $124,000 for the three months ended March 31, 2025 and June 30, 2024, respectively. Accretion of the net discount had minimal to no impact on the average yield on loans during the reported periods. The balance of the net discounts on these acquired loans totaled $319,000, $223,000, and $540,000 at June 30, 2025, March 31, 2025, and June 30, 2024, respectively. Interest income included fees related to prepayment penalties of $109,000 for the three months ended June 30, 2025, compared to $162,000 and $70,000 for the three months ended March 31, 2025 and June 30, 2024, respectively.

Interest income on investment securities decreased $47,000, or 2.0%, and was $2.4 million for the three months ended June 30, 2025, compared to $2.5 million for the three months ended March 31, 2025, and increased $225,000, or 10.3%, from $2.2 million for the three months ended June 30, 2024. The average yield on investment securities decreased five basis points to 4.68% for the three months ended June 30, 2025, compared to 4.73% for the three months ended March 31, 2025, and increased 18 basis points from 4.50% for the three months ended June 30, 2024. The decrease in the average yield from the prior quarter was due to paydowns and calls on higher variable-rate securities. The increase in the average yield from the same quarter a year ago was due to higher market interest rates on newly purchased securities and rate resets on variable rate investment securities. The average balance of investment securities totaled $206.5 million for the three months ended June 30, 2025, compared to $210.2 million and $195.1 million for the three months ended March 31, 2025 and June 30, 2024, respectively. In addition, during the second quarter of 2025, we received $392,000 in cash dividends on our FRB and FHLB stock, compared to $393,000 in the first quarter of 2025 and $395,000 in the second quarter of 2024.

Interest income on federal funds sold and interest-bearing balances in banks increased $44,000, or 1.7%, to $2.7 million for the three months ended June 30, 2025, compared to $2.6 million for the three months ended March 31, 2025, and decreased $2.1 million, or 44.1%, from $4.8 million for the three months ended June 30, 2024, as a result of changes in the average yield and average balance. The average yield on federal funds sold and interest-bearing balances in banks decreased two basis points to 4.45% for the three months ended June 30, 2025, compared to 4.47% for the three months ended March 31, 2025, and decreased 102 basis points from 5.47% for the three months ended June 30, 2024. The decrease in the average yield was due to a lowering of the Federal Reserve rates during 2024. The average balance of federal funds sold and interest-bearing balance in banks totaled $242.8 million for the three months ended June 30, 2025, compared to $240.3 million and $354.3 million for the three months ended March 31, 2025 and June 30, 2024, respectively.

Interest expense increased $527,000, or 5.4%, to $10.3 million for the three months ended June 30, 2025, compared to $9.8 million for the three months ended March 31, 2025, and increased $611,000, or 3.1%, compared to $10.1 million for the three months ended June 30, 2024. The increase from the prior quarter reflects higher average balances and funding costs on money market accounts. The increase from the same quarter of 2024 was due to higher deposit rates, reflecting increased market rates and competitive pricing pressures. The average balance of deposits totaled $2.2 billion for the second quarter of 2025, compared to $2.1 billion for both the first quarter of 2025 and the second quarter of 2024. The average cost of interest-bearing liabilities for the second quarter of 2025 was 2.54%, up from to 2.49% for the first quarter of 2025 and unchanged from second quarter of 2024. The increase from the prior quarter was due to higher rates paid on money market deposits. Compared to the same quarter last year, the increase also reflects higher rates on money market and time deposits, competitive pricing pressures, and a shift in deposit mix from noninterest-bearing to higher-costing accounts. The average cost of deposits (including noninterest-bearing deposits) for the three months ended June 30, 2025 was 1.71%, up from 1.66% for the three months ended March 31, 2025 and 1.69% for the three months ended June 30, 2024. The average balance of noninterest-bearing deposits increased $1.2 million, or 0.2%, to $604.9 million for the three months ended June 30, 2025, compared to $603.7 million for the three months ended March 31, 2025 and decreased $15.5 million, or 2.5%, compared to $620.5 million for the three months ended June 30, 2024.

Annualized net interest margin was 3.77% for the second quarter of 2025, compared to 3.83% for the first quarter of 2025 and 3.69% for the second quarter of 2024. The average yield on interest-earning assets for the second quarter of 2025 decreased by one basis point from the prior quarter and increased eight basis points from the second quarter of 2024. The average rate paid on interest-bearing liabilities increased five basis points from the first quarter of 2025 and remained unchanged compared to the second quarter of 2024. The decline in net interest margin from the prior quarter reflects higher funding costs, particularly on money market and time deposits, which more than offset the modest decline in asset yields. Compared to the same quarter last year, the increase in net interest margin was primarily driven by higher yields on loans and investment securities, reflecting the ongoing benefit of asset repricing in a higher rate environment. For the second quarter of 2025, the average yield on loans increased to 5.63%, while the average yield on investment securities rose to 4.68%, both contributing to the year-over-year improvement in asset yields.

The Company recorded a $203,000 provision for credit losses for the second quarter of 2025, compared to a $642,000 and a $171,000 provision for credit losses for the first quarter of 2025 and the second quarter of 2024, respectively. The decrease in the provision during the current quarter compared to the prior quarter was primarily driven by a decrease in the specific reserves on individually evaluated loans, partially offset by loan growth and an increase in the overall required level of allowance for credit loss reserve. Net charge-offs were $13,000 for the second quarter of 2025, compared to net charge-offs of $102,000 in the prior quarter of 2025 and $76,000 in the second quarter of 2024.

Noninterest income for the second quarter of 2025 increased $73,000, or 5.1%, to $1.5 million compared to $1.4 million for the prior quarter of 2025, and increased $30,000, or 2.0%, compared to $1.5 million for the second quarter of 2024. The increase in noninterest income for the current quarter compared to the prior quarter of 2025 was primarily due to a $262,000 decrease in loss on equity securities, reflecting positive fair value adjustments due to improved market conditions, and a $127,000 increase in loan servicing and other fees.  These increases were partially offset by a $144,000 decrease in gain on sale of loans, a $118,000 increase in loss on investment in Small Business Investment Company (“SBIC”) fund, a $32,000 decrease in service charges and other fees, and a $22,000 decrease in other income and fees.

The increase in noninterest income for the current quarter compared to the same quarter of 2024 was primarily due to a $328,000 decrease in loss on equity securities as a result of positive fair value adjustments on these securities due to changes in market conditions, a $179,000 increase in loan servicing and other fees, and a $75,000 increase in service charges and other fees partially offset by a $233,000 decrease in gain on sale of loans, a $298,000 increase in loss on investment in SBIC fund, and a $21,000 decrease in other income and fees.

Noninterest expense for the second quarter of 2025 decreased $235,000, or 1.5%, to $15.8 million, compared to $16.0 million for the first quarter of 2025, and decreased $258,000, or 1.6%, compared to $16.0 million for the second quarter of 2024. The decrease from the prior quarter primarily reflected a $207,000 decrease in salaries and employee benefits, as the first quarter included slightly higher incentive expense, and a $135,000 reduction in other expense. The decrease in other expense was due in part to excess funds returned to the Bank from a loss reserve account previously established under the California Capital Access Program (CalCap), which is designed to support small business lending by requiring contributions to a reserve fund that covers potential loan losses. These funds were no longer needed due to strong loan performance and were returned to the Bank. These decreases were partially offset by a $47,000 increase in occupancy and equipment expense and a $60,000 increase in data processing expense. Compared to the second quarter of 2024, the decrease in noninterest expense was primarily due to a $657,000 decrease in other expense due to reduction in legal and professional service costs as well as the return of unused CalCap reserve funds. These decreases were partially offset by a $263,000 increase in data processing expense due to newly implemented services in 2025, an $86,000 increase in salaries and wages, and a $50,000 increase in occupancy and equipment expense.

The provision for income taxes increased $365,000, or 18.4%, and was $2.4 million for the second quarter of 2025, as compared to $2.0 million for the first quarter of 2025 and increased $357,000, or 17.9%, from $2.0 million for the second quarter of 2024. The effective tax rate for the second quarter of 2025 was 27.0%, compared to 25.8% for the prior quarter of 2025 and 26.3% for the second quarter of 2024. The effective tax rate increased from the prior quarter of 2025 due to year-end true-ups recorded in the first quarter of 2025, and was lower compared to the second quarter of 2024 due to higher low income housing tax credits.

Loans and Credit Quality

Loans, net of deferred fees, increased $33.6 million from March 31, 2025, and increased $136.1 million from June 30, 2024, and totaled $2.0 billion at both June 30, 2025 and March 31, 2025, compared to $1.9 billion at June 30, 2024. The increase in loans at June 30, 2025 compared to March 31, 2025 was primarily due to $155.1 million of new loan originations and $13.1 million of loan purchases, partially offset by $134.4 million of loan repayments and $564,000 of loan sales during the current quarter.

Nonperforming loans, consisting of non-accrual loans and accruing loans 90 days or more past due, totaled $16.4 million, or 0.82% of total loans, at June 30, 2025, compared to $10.0 million, or 0.51% of total loans, at March 31, 2025, and $16.1 million, or 0.87% of total loans, at June 30, 2024. The increase in nonperforming loans from the prior quarter-end was primarily due to seven new commercial real estate loans totaling $5.2 million being placed on non-accrual during the current quarter and a $2.8 million increase in loans 90 days or most past due, still accruing, and in the process of collection, partially offset by payoffs of four non-accrual loans totaling $1.9 million and one fully charged off nonaccrual loan of $105,000. The seven commercial real estate loans placed on non-accrual are secured by various types of real estate.

The portion of nonaccrual loans guaranteed by government agencies totaled $610,000 at June 30, 2025, compared to $618,000 at March 30, 2025 and $2.2 million at June 30, 2024. As of June 30, 2025, there were three loans totaling $2.9 million that were 90 days or more past due, still accruing, and in the process of collection. Of the $2.9 million, $2.8 million are fully guaranteed by government agencies. This compares to one loan totaling $150,000 at March 31, 2025, and no such loans at June 30, 2024. Accruing loans past due between 30 and 89 days at June 30, 2025, totaled $9.2 million, compared to $10.8 million at March 31, 2025 and $1.5 million at June 30, 2024. The $1.6 million decrease in accruing loans past due between 30-89 days at June 30, 2025 as compared to March 31, 2025, was primarily due to one commercial real estate loan for $1.9 million which was 30-89 days past due at March 31, 2025 and was paid off during the current quarter.

At June 30, 2025, the Company’s allowance for credit losses for loans was $18.7 million, or 0.93% of total loans, compared to $18.5 million, or 0.94% of total loans, at March 31, 2025 and $19.0 million, or 1.02% of total loans, at June 30, 2024. We recorded net charge-offs of $13,000 for the second quarter of 2025, compared to net charge-offs of $102,000 in the prior quarter of 2025 and net charge-offs of $76,000 in the second quarter of 2024. The modest increase in the allowance for loan losses at June 30, 2025, as compared to March 31, 2025, was primarily attributable to an increase of $662,000 in the reserve for pooled loans, partially offset by a $462,000 decrease in specific reserves on individually evaluated loans. During the second quarter of 2025, the increase in the reserve for pooled loans was attributable to an increase in qualitative reserves as a result of changes in the risk level of one qualitative factor, as well as an increase in quantitative reserves tied to forecasted economic conditions. Specifically, the model incorporated a higher forecasted national unemployment rate, partially offset by an improved outlook for national gross domestic product, both of which are key macroeconomic variables used in the Company’s credit loss estimation process.

As of June 30, 2025, acquired loans net of their discount totaled $141.7 million, with a remaining net discount on these loans of $319,000, compared to $152.4 million of acquired loans with a remaining net discount of $223,000 at March 31, 2025, and $186.3 million of acquired loans with a remaining net discount of $540,000 at June 30, 2024. The change in the net discount from March 31, 2025, was due to payoff activity during the current quarter. The net discount includes a credit discount based on estimated losses on the acquired loans, partially offset by a premium, if any, based on market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits increased $57.8 million, or 2.6%, to $2.2 billion at June 30, 2025, compared to $2.1 billion at March 31, 2025 and increased $11.6 million, or 0.6%, compared to $2.2 billion at June 30, 2024. The increase in deposits during the current quarter as compared to prior quarter is due to organic growth. In addition, during 2025, the overall deposit mix shifted, in part, due to interest-rate sensitive clients moving a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market accounts and time deposits. At June 30, 2025, noninterest-bearing deposits totaled $616.1 million, or 28.2% of total deposits, compared to $589.5 million, or 27.7% of total deposits, at March 31, 2025, and $618.6 million, or 28.4% of total deposits, at June 30, 2024.

We consider our deposit base to be seasoned, stable and well-diversified, and we do not have any significant industry concentrations among our non-insured deposits. We also offer an insured cash sweep (ICS) product that allows customers to insure deposits above FDIC insurance limits. At June 30, 2025 and March 31, 2025, our average deposit account size (excluding public funds), calculated by dividing period-end deposits by the population of accounts with balances, was approximately $61,000 and $60,000, respectively.

The Bank has an approved secured borrowing facility with the FHLB of San Francisco for up to 25% of total assets for a term not to exceed five years under a blanket lien of certain types of loans, with no FHLB advances outstanding at June 30, 2025, March 31, 2025 or June 30, 2024. The Bank has Federal Funds lines with four corresponding banks with an aggregate available commitment on these lines of $65.0 million at June 30, 2025. The Bank has approved discount window advances with the FRB of San Francisco secured by certain loan types. There were no amounts outstanding under these lines or borrowing facilities at June 30, 2025, March 31, 2025 or June 30, 2024.

At June 30, 2025 and March 31, 2025, the Company had outstanding junior subordinated deferrable interest debentures, net of fair value adjustments, assumed in connection with its previous acquisitions totaling $8.7 million, compared to $8.6 million at June 30, 2024. At June 30, 2025, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.8 million, compared to $63.8 million and $63.7 million at March 31, 2025 and June 30, 2024, respectively.

At June 30, 2025, March 31, 2025 and June 30, 2024, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $330.6 million at June 30, 2025, compared to $329.3 million at March 31, 2025, and $315.3 million at June 30, 2024. The $1.2 million increase in shareholders’ equity from March 31, 2025, was primarily the result of net income of $6.4 million and $789,000 in other comprehensive income, net of taxes, related mainly to changes in the unrealized gain on available-for-sale securities. These increases were partially offset by $3.9 million in common stock repurchases and $2.2 million in accrued cash dividends payable during the quarter. At June 30, 2025, a total of 264,855 shares remained available for repurchase under the Company’s current stock repurchase plan.

The $15.3 million increase in shareholders’ equity from June 30, 2024, was primarily attributable to growth in retained earnings, reflecting higher earnings over the trailing twelve months, as well as a $283,000 improvement in other comprehensive income, net of taxes, and a $764,000 increase in net income for the three months ended June 30, 2025, compared to the same period in the prior year. These increases were partially offset by a $1.1 million increase in cash dividends payable over the comparable periods.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico, Colorado and Nevada. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, ongoing or renewed recessionary pressures, political instability or uncertainty, and rising government debt levels; changes in the interest rate environment, including the increases and decreases in the Federal Reserve benchmark rate and the duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal responses thereto, and their impact on consumer and business behavior; fiscal policy disputes or disruptions, including the effects of any federal government shutdown or delays in budget approvals; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; review of the Company’s accounting, accounting policies and internal control over financial reporting; future acquisitions by the Company of other depository institutions or lines of business; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; environmental, social and governance goals; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulations, tax laws, or consumer protection laws; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024

Interest income
Loans, including fees	$27,962	$27,149	$25,014	$55,111	$50,271
Investment securities	2,406	2,454	2,181	4,860	4,137
Fed funds sold and interest-bearing balances in banks	2,693	2,649	4,819	5,342	8,934
FHLB dividends	248	249	247	497	519
FRB dividends	144	145	145	289	289
Total interest and dividend income	33,453	32,646	32,406	66,099	64,150
Interest expense
Deposits	9,209	8,683	9,002	17,892	17,229
Subordinated debt	892	891	891	1,783	1,784
Junior subordinated debt	192	192	218	384	435
Total interest expense	10,293	9,766	10,111	20,059	19,448
Net interest income	23,160	22,880	22,295	46,040	44,702
Provision for credit losses	203	642	171	845	423
Net interest income after provision for credit losses	22,957	22,238	22,124	45,195	44,279
Noninterest income
Gain on sale of loans	54	198	287	252	287
Gain (loss) on equity securities	7	(255)	(321)	(248)	252
Service charges and other fees	913	945	734	1,858	1,573
Loan servicing fees and other fees	516	389	441	905	833
(Loss) gain on investment in SBIC fund	(227)	(109)	71	(336)	41
Other income and fees	250	272	271	522	559
Total noninterest income	1,513	1,440	1,483	2,953	3,545
Noninterest expense
Salaries and employee benefits	9,728	9,935	9,642	19,663	19,678
Occupancy and equipment	2,183	2,136	2,133	4,319	4,287
Data processing	1,913	1,853	1,650	3,766	3,403
Other expense	1,930	2,065	2,587	3,995	4,715
Total noninterest expense	15,754	15,989	16,012	31,743	32,083
Income before provision for income taxes	8,716	7,689	7,595	16,405	15,741
Provision for income taxes	2,352	1,987	1,995	4,339	4,264
Net income	$6,364	$5,702	$5,600	$12,066	$11,477

Net income per common share:
Basic	$0.58	$0.51	$0.50	$1.09	$1.01
Diluted	0.58	0.51	0.50	1.09	1.01

Weighted average shares used to compute net income per common share:
Basic	11,002,967	11,136,058	11,254,233	11,069,145	11,389,992
Diluted	11,002,967	11,136,058	11,254,233	11,069,145	11,389,992

Comprehensive income
Net income	$6,364	$5,702	$5,600	$12,066	$11,477
Other comprehensive income:
Change in unrealized gain on available-for-sale securities	1,105	2,928	710	4,033	1,406
Deferred tax expense	(316)	(833)	(204)	(1,149)	(416)
Other comprehensive income, net of tax	789	2,095	506	2,884	990
Comprehensive income	$7,153	$7,797	$6,106	$14,950	$12,467

BAYCOM CORP

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2025	2025	2024

Assets
Cash and due from banks	$21,764	$21,037	$23,278
Federal funds sold and interest-bearing balances in banks	269,860	235,512	367,930
Cash and cash equivalents	291,624	256,549	391,208
Time deposits in banks	—	—	747
Investment securities available-for-sale ("AFS"), at fair value, net of allowance for credit losses of $0 at June 30, 2025, December 31, 2024 and June 30, 2024	184,682	192,400	183,633
Equity securities, at fair value	12,872	12,865	12,837
Federal Home Loan Bank ("FHLB") stock, at par	11,524	11,313	11,313
Federal Reserve Bank ("FRB") stock, at par	9,653	9,648	9,635
Loans held for sale	—	276	—
Loans, net of deferred fees	2,000,249	1,966,668	1,864,172
Allowance for credit losses for loans	(18,700)	(18,500)	(19,000)
Premises and equipment, net	13,686	13,257	14,052
Core deposit intangible	2,187	2,430	3,304
Cash surrender value of bank owned life insurance policies, net	23,968	23,777	23,225
Right-of-use assets	13,084	13,965	12,874
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	38,712	40,312	47,095
Total Assets	$2,622,379	$2,563,798	$2,593,933

Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$616,096	$589,483	$618,617
Interest-bearing deposits
Transaction accounts and savings	645,092	656,270	725,550
Premium money market	368,611	357,684	302,738
Time deposits	556,835	525,393	528,105
Total deposits	2,186,634	2,128,830	2,175,010
Junior subordinated deferrable interest debentures, net	8,686	8,665	8,605
Subordinated debt, net	63,821	63,779	63,651
Salary continuation plans	4,860	4,724	4,733
Lease liabilities	14,120	15,016	13,779
Interest payable and other liabilities	13,696	13,447	12,890
Total Liabilities	2,291,817	2,234,461	2,278,668

Shareholders’ Equity
Common stock, no par value	167,656	171,386	173,395
Accumulated other comprehensive loss, net of tax	(10,122)	(10,911)	(13,602)
Retained earnings	173,028	168,862	155,472
Total Shareholders’ Equity	330,562	329,337	315,265
Total Liabilities and Shareholders’ Equity	$2,622,379	$2,563,798	$2,593,933

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
Selected Financial Ratios and Other Data:	2025	2025	2024	2025	2024

Performance Ratios:
Return on average assets (1)	0.98%	0.89%	0.87%	0.93%	0.90%
Return on average equity (1)	7.69	6.92	7.11	7.29	7.28
Yield earned on average interest-earning assets (1)	5.45	5.46	5.37	5.37	5.31
Rate paid on average interest-bearing liabilities (1)	2.54	2.49	2.54	2.54	2.47
Interest rate spread - average during the period (1)	2.91	2.97	2.83	2.83	2.84
Net interest margin (1)	3.77	3.83	3.69	3.69	3.70
Loan to deposit ratio	91.48	92.38	85.71	91.48	85.71
Efficiency ratio (2)	63.85	65.74	67.34	64.79	66.49
Charge-offs/(Recoveries), net	$13	$102	$76	$115	$3,448

Per Share Data:
Shares outstanding at end of period	10,941,232	11,089,682	11,172,323	10,941,232	11,172,323
Average diluted shares outstanding	11,002,967	11,136,058	11,254,233	11,069,145	11,389,992
Diluted earnings per share	$0.58	$0.51	$0.50	$1.09	$1.01
Book value per share	30.21	29.70	28.22	30.21	28.22
Tangible book value per share (3)	26.46	25.98	24.45	26.46	24.45

Asset Quality Data:
Nonperforming assets to total assets (4)	0.62%	0.39%	0.62%
Nonperforming loans to total loans (5)	0.82%	0.51%	0.87%
Allowance for credit losses on loans to nonperforming loans (5)	114.15%	185.30%	117.81%
Allowance for credit losses on loans to total loans	0.93%	0.94%	1.02%
Classified assets (graded substandard and doubtful)	$46,825	$41,352	$38,796
Total accruing loans 30‑89 days past due	9,238	10,751	1,468
Total loans 90 days past due and still accruing	2,911	150	—

Capital Ratios:
Tier 1 leverage ratio — Bank (6)	14.03%	13.92%	13.62%
Common equity tier 1 capital ratio — Bank (6)	17.35%	17.23%	17.45%
Tier 1 capital ratio — Bank (6)	17.35%	17.23%	17.45%
Total capital ratio — Bank (6)	18.28%	18.17%	18.42%
Equity to total assets — end of period	12.61%	12.85%	12.15%
Tangible equity to tangible assets — end of period (3)	11.22%	11.42%	10.70%

Loans:
Real estate	$1,801,114	$1,774,638	$1,690,179
Non-real estate	184,719	181,650	157,335
Nonaccrual loans	13,471	9,834	16,128
Mark to fair value at acquisition	319	223	540
Total Loans	1,999,623	1,966,345	1,864,182
Net deferred fees on loans	626	323	(10)
Loans, net of deferred fees	$2,000,249	$1,966,668	$1,864,172

Other Data:
Number of full-service offices	34	35	35
Number of full-time equivalent employees	331	320	338

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)	Regulatory capital ratios are for United Business Bank only.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share and tangible equity to tangible assets, both of which are non-GAAP financial measures. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible equity and tangible common shareholders’ equity exclude intangible assets from shareholders’ equity, and tangible assets exclude intangible assets from total assets. For these financial measures, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that these measures are consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents these measures to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its peers. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below:

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	June 30,	March 31,	June 30,
	2025	2025	2024

Tangible Book Value:
Total equity and common shareholders’ equity (GAAP)	$330,562	$329,337	$315,265
less: Goodwill and other intangibles	41,025	41,268	42,142
Tangible equity and common shareholders’ equity (Non-GAAP)	$289,537	$288,069	$273,123

Total assets (GAAP)	$2,622,379	$2,563,798	$2,593,933
less: Goodwill and other intangibles	41,025	41,268	42,142
Total tangible assets (Non-GAAP)	$2,581,354	$2,522,530	$2,551,791

Equity to total assets (GAAP)	12.61%	12.85%	12.15%
Tangible equity to tangible assets (Non-GAAP)	11.22%	11.42%	10.70%
Book value per share (GAAP)	$30.21	$29.70	$28.22
Tangible book value per share (Non-GAAP)	$26.46	$25.98	$24.45

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp